Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of MicroStrategy Incorporated on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of MicroStrategy Incorporated on Forms S-3 (File No. 333-58136, effective June 20, 2002) and on Forms S-8 (File No. 333-107954, effective August 13, 2003, File No. 333-65258, effective July 17, 2001, 333-65264, effective July 17, 2001, No. 333-44844, effective August 30, 2000, No. 333-44846, effective August 30, 2000, and No, 333-58189, effective June 30, 1998).

/s/ GRANT THORNTON LLP

McLean, Virginia

February 23, 2009